                                EMC CORPORATION

Exhibit 11.1 Computation of Primary and Fully Diluted Net Income Per Share (Amounts in thousands except share and per share data)


                                                     Three Months Ended
                                                ----------------------------
                                                  March 30,      April 1,
                                                    1996           1995
                                                -------------  -------------
PRIMARY
- -------

Net income                                      $     84,545   $     85,449
Add back interest expense
     on convertible notes                              2,440          2,440
Less tax effect on interest
     expense on convertible notes                       (976)          (976)
                                                ------------   ------------
Net income for purposes of calculating
     primary net income per share               $     86,009   $     86,913
                                                ============   ============

Weighted average shares
 outstanding during the period                   230,488,964    214,045,611

Common equivalent shares                          18,050,105     21,034,178
                                                ------------   ------------

Common and common equivalent shares
 outstanding for purpose of calculating
 primary net income per share                    248,539,069    235,079,789
                                                ============   ============

Primary net income per share (Note 4)                  $0.35          $0.37


FULLY DILUTED
- -------------

Net income                                      $     84,545   $     85,449
Add back interest expense on
 convertible notes and debentures                      2,440          3,055
Less tax effect on interest expense
 on convertible notes and debentures                    (976)        (1,222)
                                                ------------   ------------
Net income for purpose of calculating
 fully diluted net income per share             $     86,009   $     87,282
                                                ============   ============

Common and common equivalent shares
 outstanding for purpose of calculating
 primary net income per share                    248,539,069    235,079,789

Incremental shares to reflect full dilution,
 primarily from convertible subordinated
 debentures in 1995                                  340,230     12,342,764
                                                ------------   ------------

Total shares for purpose of calculating
 fully diluted net income per share              248,879,299    247,422,553
                                                ============   ============

Fully diluted net income per share (Note 4)            $0.35          $0.35
